EXHIBIT 99.1

Kroger Reports Record Second Quarter Results

Q2 EPS of $0.70; Raises FY 2014 Adjusted EPS Guidance to $3.22 to $3.28

ID Sales Up 4.8% Without Fuel; Raises FY 2014 ID Sales Guidance to 3.5% to 4.25%

CINCINNATI, Ohio, September 11, 2014 — The Kroger Co. (NYSE: KR) today reported net earnings of $347 million, or $0.70 per diluted share, and identical supermarket sales growth, without fuel, of 4.8% in the second quarter of fiscal year 2014.  Net earnings in the same period last year were $317 million, or $0.60 per diluted share.

Other highlights of the quarter include:

•                  Achieved 43rd consecutive quarter of positive identical supermarket sales growth

•                  Exceeded goal to slightly expand FIFO operating margin, without fuel, on a rolling four quarters basis

•                  Increased capital investment and increased ROIC

“We are winning with customers because we offer a full range of advantages including a great overall shopping experience, excellent customer service, a complete assortment of both national and corporate brand products, and everyday low prices and promotional offerings,” said Rodney McMullen, Kroger’s chief executive officer. “As we improve our connection with customers, we are also executing our growth plan and delivering on our key performance indicators -- all of which is fueling strong financial results for shareholders.”

Details of Second Quarter 2014 Results

This is the second consecutive quarter that includes Harris Teeter in Kroger’s statement of operations.  Year-over-year percentage comparisons are affected as a result.

Total sales increased 11.6% to $25.3 billion in the second quarter compared to $22.7 billion for the same period last year. Total sales, excluding fuel, increased 12.4% in the second quarter over the same period last year.

Kroger recorded a $26 million LIFO charge during the second quarter compared to a $13 million LIFO charge in the same quarter last year.  The company increased its LIFO estimate for the year to $100 million, resulting in an incremental $0.01 per diluted share charge to earnings in the second quarter. The effect of this charge is included in the company’s updated guidance for 2014.

FIFO gross margin was 20.54% of sales for the second quarter. Excluding retail fuel operations, FIFO gross margin decreased 12 basis points from the same period last year.

Operating, general and administrative costs plus rent and depreciation, excluding retail fuel operations, were essentially flat as a percent of sales compared to the prior year. Increases in workers compensation and general liability reserves negatively affected this comparison by 8 basis points.

Second quarter FIFO operating profit, excluding fuel, increased approximately $40 million over the prior year. On a rolling four quarters basis excluding fuel and adjustment items, the company’s FIFO operating margin increased 7 basis points.

Financial Strategy

Kroger’s strong financial position allowed the company to return more than $1.9 billion to shareholders through share buybacks and dividends over the last four quarters. During the second quarter, Kroger repurchased 1.6 million common shares for a total investment of $78 million.

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $672 million for the second quarter, compared to $507 million for the same period last year.

Return on invested capital, on a rolling four quarters basis as described in table 7, was 13.6%, an increase from 13.5% in the same period last year.

Kroger remains committed to achieving a 2.00 — 2.20 net total debt to adjusted EBITDA ratio by mid-to-late 2015.  Kroger took on debt to finance the Harris Teeter merger, and has not yet realized a full year of Harris Teeter EBITDA.  This has caused a significant increase in the company’s net total debt to adjusted EBITDA ratio, which is 2.33 as of the close of the second quarter, compared to 1.77 during the same period last year, as described in table 5.

Kroger’s net total debt is $11.2 billion, an increase of $3.5 billion from a year ago, including debt related to the Harris Teeter transaction and Kroger’s share repurchase activity.

Fiscal 2014 Guidance

Based on the second quarter results, the company raised and narrowed its adjusted net earnings per diluted share guidance to a range of $3.22 to $3.28 for fiscal 2014. The previous guidance was $3.19 to $3.27 per diluted share.

The company’s long-term net earnings per diluted share growth rate guidance remains 8 — 11%, plus a growing dividend.

Kroger raised its identical supermarket sales growth guidance, excluding fuel, to 3.5% to 4.25% for fiscal 2014.  The previous guidance was 3.0% to 4.0%.

Kroger continues to use cash flow from operations to maintain its current investment grade debt rating, repurchase shares, grow its dividend, and fund capital investments. The company continues to expect capital investments excluding mergers, acquisitions and purchases of leased facilities, to be in the $2.8 to $3.0 billion range for the year, including those for Harris Teeter.

“We are accelerating core business growth and investing to create unique competitive positioning for today and the future,” Mr. McMullen said. “Based on our strong quarter results, we raised our net earnings per diluted share and identical supermarket sales growth guidance for the year.  We are well on our way to achieving a 13 — 15% net-earnings-per-diluted-share growth rate, including net accretion to earnings from the Harris Teeter merger, plus the dividend for fiscal 2014.”

Kroger, one of the world’s largest retailers, employs more than 375,000 associates who serve customers in 2,638 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 785 convenience stores, 324 fine jewelry stores, 1,271 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “believe,” “guidance,” “plans,” “committed,” “goal,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  Our ability to achieve identical sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; our ability to retain additional pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks and data security breaches; the success of our future growth plans; and the successful integration of Harris Teeter.  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, and increased competitive activity.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

•                  Our ability to use free cash flow to continue to maintain our investment grade debt rating and repurchase shares, pay dividends, and fund capital investments, could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

•                  Our capital investments could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on September 11, 2014 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, September 11 through Thursday, September 25, 2014.

2nd Quarter 2014 Tables Include:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT AND NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. TO ADJUSTED EBITDA

NET EARNINGS PER DILUTED SHARE EXCLUDING ADJUSTMENT ITEMS

RETURN ON INVESTED CAPITAL

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2014		2013		2014		2013

SALES	$25,310	100.0%	$22,686	100.0%	$58,271	100.0%	$52,683	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	20,136	79.6	18,059	79.6	46,201	79.3	41,876	79.5
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,920	15.5	3,506	15.5	9,088	15.6	8,099	15.4
RENT	166	0.7	139	0.6	383	0.7	328	0.6
DEPRECIATION	444	1.8	387	1.7	1,025	1.8	906	1.7

OPERATING PROFIT	644	2.5	595	2.6	1,574	2.7	1,474	2.8

INTEREST EXPENSE	112	0.4	99	0.4	259	0.4	228	0.4

NET EARNINGS BEFORE INCOME TAX EXPENSE	532	2.1	496	2.2	1,315	2.3	1,246	2.4

INCOME TAX EXPENSE	182	0.7	176	0.8	456	0.8	442	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	350	1.4	320	1.4	859	1.5	804	1.5

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	3	0.0	3	0.0	11	0.0	6	0.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$347	1.4%	$317	1.4%	$848	1.5%	$798	1.5%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.71		$0.61		$1.70		$1.54

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	485		515		494		515

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.70		$0.60		$1.68		$1.52

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	491		521		500		520

DIVIDENDS DECLARED PER COMMON SHARE	$0.165		$0.150		$0.330		$0.300

Note:	Certain per share amounts and percentages may not sum due to rounding.

Note:	The Company defines FIFO gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $26 and $13 were recorded in the second quarter of 2014 and 2013, respectively. For the year to date period, LIFO charges of $54 and $30 were recorded for 2014 and 2013, respectively.

Note:	Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 16,	August 17,
	2014	2013

ASSETS
Current Assets
Cash	$248	$226
Temporary cash investments	—	214
Store deposits in-transit	956	850
Receivables	1,174	942
Inventories	5,495	4,954
Prepaid and other current assets	422	332

Total current assets	8,295	7,518

Property, plant and equipment, net	17,263	15,084
Intangibles	695	149
Goodwill	2,135	1,234
Other assets	691	487

Total Assets	$29,079	$24,472

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,494	$734
Trade accounts payable	5,076	4,620
Accrued salaries and wages	1,128	1,013
Deferred income taxes	248	288
Other current liabilities	2,894	2,703

Total current liabilities	10,840	9,358

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	9,707	7,159
Adjustment to reflect fair-value interest rate hedges	(1)	(1)
Long-term debt including obligations under capital leases and financing obligations	9,706	7,158

Deferred income taxes	1,280	778
Pension and postretirement benefit obligations	899	1,205
Other long-term liabilities	1,332	1,125

Total Liabilities	24,057	19,624

Shareowners’ equity	5,022	4,848

Total Liabilities and Shareowners’ Equity	$29,079	$24,472

Total common shares outstanding at end of period	486	516
Total diluted shares year-to-date	500	520

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$859	$804
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation	1,025	906
LIFO charge	54	30
Stock-based employee compensation	76	47
Expense for Company-sponsored pension plans	21	40
Deferred income taxes	(103)	(16)
Other	53	40
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	2	105
Receivables	(47)	107
Inventories	102	162
Prepaid and other current assets	274	246
Trade accounts payable	354	180
Accrued expenses	60	1
Income taxes receivable and payable	(47)	82
Other	67	(121)

Net cash provided by operating activities	2,750	2,613

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,347)	(1,110)
Proceeds from sale of assets	18	7
Other	16	(34)

Net cash used by investing activities	(1,313)	(1,137)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	48	1,011
Payments on long-term debt	(26)	(419)
Net payments on commercial paper	(160)	(1,595)
Dividends paid	(166)	(155)
Excess tax benefits on stock-based awards	32	20
Proceeds from issuance of capital stock	66	155
Treasury stock purchases	(1,221)	(236)
Net decrease in book overdrafts	(158)	(40)
Other	(5)	(15)

Net cash used by financing activities	(1,590)	(1,274)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	(153)	202

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	401	238
END OF QUARTER	$248	$440

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,347)	$(1,110)
Payments for lease buyouts	28	19
Changes in construction-in-progress payables	(63)	(56)
Total capital investments, excluding lease buyouts	$(1,382)	$(1,147)

Disclosure of cash flow information:
Cash paid during the year for interest	$282	$225
Cash paid during the year for income taxes	$582	$349

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.  These results include Harris Teeter sales for stores that are identical as if they were part of Kroger in the prior year.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2014	2013	2014	2013

INCLUDING FUEL CENTERS	$22,621	$21,492	$52,287	$49,950
EXCLUDING FUEL CENTERS	$18,875	$18,009	$43,824	$41,864

INCLUDING FUEL CENTERS	5.3%	4.0%	4.7%	3.3%
EXCLUDING FUEL CENTERS	4.8%	3.3%	4.7%	3.3%

(a)   Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 16,	August 17,
	2014	2013	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,494	$734	$760
Face-value of long-term debt including obligations under capital leases and financing obligations	9,707	7,159	2,548
Adjustment to reflect fair-value interest rate hedges	(1)	(1)	—

Total debt	$11,200	$7,892	$3,308

Less: Temporary cash investments	—	214	(214)

Net total debt	$11,200	$7,678	$3,522

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters 52 week basis.  The table below includes two quarters of Harris Teeter’s operations in the rolling four quarters ended August 16, 2014.

	Rolling Four Quarters Ended
	August 16,	August 17,
	2014	2013

Net earnings attributable to The Kroger Co.	$1,569	$1,577
LIFO	77	4
Depreciation	1,822	1,674
Interest expense	474	443
Income tax expense	765	856
Adjustments for the UFCW consolidated pension plan liability and credit card settlement	—	(115)
53rd week EBITDA adjustment	—	(99)
Adjustments for the pension plan agreements	87	—
Other	7	(7)

Adjusted EBITDA	$4,801	$4,333

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.33	1.77

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share of certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In 2014, these items include charges related to the restructuring of certain pension obligations.  In 2013, The Kroger Co. did not have any adjustment items.

	SECOND QUARTER		YEAR-TO-DATE
	2014	2013	2014	2013

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$347	$317	$848	$798

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a) (b)	—	—	56	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.
EXCLUDING THE ADJUSTMENT ITEM ABOVE	$347	$317	$904	$798

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.
PER DILUTED COMMON SHARE	$0.70	$0.60	$1.68	$1.52

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	—	—	0.11	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER
DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEM ABOVE	$0.70	$0.60	$1.79	$1.52

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	491	521	500	520

(a)         The amounts presented represent the after-tax effect of each adjustment.

(b)         The pre-tax adjustment for the pension plan agreements was $87.

(c)        The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters 52 week basis ended August 16, 2014 and August 17, 2013.  The numerator in the calculation for return on invested capital includes two quarters of Harris Teeter’s operations in the rolling four quarters ended August 16, 2014.  The denominator includes the assets and liabilities of Harris Teeter for the second quarter of 2014.

	Rolling Four Quarters Ended
	August 16,	August 17,
	2014	2013
Return on Invested Capital
Numerator (a)
Operating profit	$2,826	$2,890
53rd week operating profit adjustment	—	(99)
LIFO charge	77	4
Depreciation	1,822	1,674
Rent	668	625
53rd week rent adjustment	—	(12)
Adjustments for the UFCW consolidated pension plan liability and credit card settlement	—	(115)
Adjustments for the pension plan agreements	87	—
Other	16	—

Adjusted operating income on a 52 week basis	$5,496	$4,967

Denominator (b)
Average total assets	$26,776	$23,999
Average taxes receivable (c)	(11)	(4)
Average LIFO reserve (d)	1,140	1,126
Average accumulated depreciation	15,745	14,747
Average trade accounts payable	(4,848)	(4,452)
Average accrued salaries and wages	(1,071)	(978)
Average other current liabilities (e)	(2,683)	(2,524)
Rent * 8 (f)	5,344	4,904

Average invested capital	$40,392	$36,818

Return on Invested Capital	13.6%	13.5%

(a)         Represents results for the rolling four quarters ended for the periods noted.

(b)         Represents the average of amounts at the beginning and end of the rolling four quarter periods presented.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.

(f)           The factor of eight estimates the hypothetical capitalization of our operating leases.